Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of

December 3, 2025

by and between

MECHANICS BANK, as Seller

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Buyer

-i-

-ii-

TABLE OF EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement

TABLE OF SCHEDULES

Seller Disclosure Schedules

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 3, 2025, is entered into by and between Mechanics Bank, a California banking corporation, (“Seller”) and Fifth Third Bank, National Association, a federally chartered financial institution (“Buyer” and together with Seller, the “Parties”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, Seller is engaged in, among other things, underwriting, originating, making, selling and servicing multifamily mortgage loans pursuant to the Fannie Mae Delegated Underwriting and Servicing program (“DUS”) and the selling forward of Fannie Mae DUS mortgage loans in connection therewith (“Business”);

WHEREAS, on the terms and subject to the conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to the Purchased Assets, and Seller desires to transfer to Buyer, and Buyer desires to accept and assume from Seller, the Assumed Liabilities (the “Transaction”).

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.
Definitions

Section 1.01. Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Agreement” means the Assignment and Assumption Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by the Parties related to the Purchased Assets and the Assumed Liabilities substantially in the form of Exhibit A.

“Base Purchase Price” means $101,455,871.66.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) or any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity or equity-based, incentive, deferred compensation, severance, termination, health, welfare or other benefit plan, program, policy, agreement or arrangement, whether written or unwritten, sponsored, maintained or contributed to by Seller or any of its Affiliates for the benefit of any Business Employee or entered into between Seller or any of its Affiliates and a Business Employee or under which any Business Employees of Seller are, or may become (assuming any vesting, performance or other benefit requirements are met), entitled to benefits with respect to service as an employee of Seller, other than any plan or program maintained by a Governmental Entity to which Seller or any of its Subsidiaries or Affiliates is required to contribute pursuant to applicable Law.

“Business Books and Records” means any books and records exclusively related to the Business (but excluding for clarity the Tax Returns of Seller or its Affiliates); provided that, with respect to any books, records or other materials that are Business Books and Records, Seller shall be permitted to keep (a) a copy of such books, records or other materials to demonstrate compliance with applicable Law, accounting requirements or pursuant to internal compliance procedures, (b) copies of such books, records or other materials to the extent they are relevant to any Excluded Assets, Excluded Liabilities or any of the Retained Seller Businesses and (c) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by applicable Law to close.

“Business Employees” means each employee of Seller or any of its Affiliates set forth on Section 9.01 of the Seller Disclosure Schedules, as such schedule may be updated from time to time in accordance with Section 9.01.

“Business Material Adverse Effect” means any event, change or effect that has a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; provided that no such event, change or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Business Material Adverse Effect:  (a) the general conditions in banking, financial services or real estate industries; (b) general political, economic, business, monetary, financial or capital, real estate or credit market conditions or trends (including interest rates, tariffs, trade wars, currency exchange rates, tax rates and price levels or trading volumes in the United States or foreign securities markets); (c) changes in global, national or regional political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or Governmental Entity or the declaration by the United States or any other country or Governmental Entity or jurisdiction of a national emergency or war, or any worsening of any such conditions; (e) any conditions resulting from natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God or any outbreak of any disease or other public health event; (f) the failure of the financial or operating performance of the Business to meet projections, forecasts or budgets for any period (provided that this clause (f) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any projections, forecasts or budgets and no such representations or warranties are being made); (g) any action taken or omitted to be taken by or at the request or with the consent of Buyer or as required or contemplated under by this Agreement; (h) the execution, announcement, pendency, performance or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Buyer (including the impact on or any loss of Business Employees, customers, suppliers, Government Entities or any relationships with any of the foregoing or other business relationships resulting from any of the foregoing); (i) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standards or any interpretations of any of the foregoing; (j) any matter disclosed in the Seller Disclosure Schedules; (k) the failure to obtain any approvals, clearances or consents from any Governmental Entity in connection with the transactions contemplated by this Agreement; or (l) the Retained Seller Businesses; provided that any adverse events, changes or effects resulting from the matters described in clauses (a), (b), (c) and (d) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates (in which case only such incremental materially disproportionate effect may be taken into account in determining whether there has been a Business Material Adverse Effect).

“Closing Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) the MSR Purchase Price.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding written agreement, lease, sublease, license, sublicense, contract, commitment, note, mortgage, indenture, guarantee, or other arrangement, in each case, as amended, supplemented, waived or otherwise modified, other than a Benefit Plan.

“Control” means as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“DUS License” means the approval by Fannie Mae to originate, sell, and service the Fannie Mae DUS loans held by Seller pursuant to the Fannie Mae MSSA.

“Encumbrances” means any mortgage, lien, pledge, security interest, charge, easement, or similar encumbrances, other than restrictions on transfer arising under applicable securities Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Filings” means any registrations, applications, declarations, reports, submissions, applications or other filings with, or any notices to, any Person (including any third party or Government Entity).

“Fannie Mae MSSA” means that certain Multifamily Selling and Servicing Agreement between Fannie Mae, a corporation organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and HomeStreet Bank, a Washington state chartered commercial bank, dated as of September 30 2020, as amended by that certain First Amendment to Multifamily Selling and Servicing Agreement, dated as of October 11, 2023.

“Fraud” means common law fraud, involving an intentional and false representation of a material fact, made by a Person with knowledge that such representation is false, with respect to a representation or warranty expressly set forth in Article 3 or Article 4, as applicable.

“GAAP” means generally accepted accounting principles in the United States as of the applicable reference date.

“Government Entity” means any federal or state legislative, administrative or regulatory authority, agency, court, body or other governmental or quasi-governmental entity with competent jurisdiction, including any such supranational body, government-sponsored enterprise or any self-regulatory organization.

“Illustrative MSR Purchase Price Calculation” means, for illustrative purposes only, the calculation of the fair market value of the MSRs as of September 30, 2025, as set forth on Section 1.01(a) of the Seller Disclosure Schedules.

“Knowledge” means (a) when used with respect to Seller, the actual knowledge of the individuals listed on Section 1.01(b) of the Seller Disclosure Schedules and (b) when used with respect to Buyer, the actual knowledge of John Hein.

“Law” means any federal, state, local, foreign or supranational law (including common law), statute, constitution, treaty, convention, ordinance, code, rule, regulation, regulatory guidance, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Government Entity, as amended unless expressly specified otherwise.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability), including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“MSRs” means the contractual right of Seller or its Affiliates to receive servicing fees and other remuneration in exchange for performing loan servicing functions on behalf of Fannie Mae under the Fannie Mae MSSA.

“MSR Purchase Price” means the fair market value of the MSRs as of the close of business on the fifth (5th) Business Day prior to the Closing Date, calculated in accordance and on a basis consistent with the practices, procedures, methodologies and policies employed by Seller in preparing the Illustrative MSR Purchase Price Calculation.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (ii) with respect to any Person that is a partnership, its certificate of partnership, if applicable, and partnership agreement, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document and (v) with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Permits” mean all licenses, franchises, permits, certificates, registrations, orders, concessions, declarations, and other authorizations and approvals that are issued by or obtained from any Government Entity.

“Permitted Encumbrance” means: (a) statutory Encumbrances of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Encumbrances arising or incurred in the ordinary course of business, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (b) Encumbrances for Taxes, assessments or other governmental charges or levies that are not due or payable or that are being contested by appropriate Proceedings or that may thereafter be paid without material penalty; (c) Encumbrances disclosed on or reflected in the unaudited consolidated balance sheet of Mechanics Bancorp as of September 30, 2025 (as filed with the SEC on the Form 10-Q); (d) defects or imperfections of title or other Encumbrances not materially interfering with the ordinary conduct of the Business as a whole; (e) leases, subleases and similar agreements with respect to the real property used or owned by Seller in connection with the Business; (f) Encumbrances listed in the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Business as a whole; (g) Encumbrances that have been placed by any third party on property owned by third parties over which Seller or its Affiliates have easement rights and subordination or similar agreements relating thereto, not materially interfering with the ordinary conduct of the Business as a whole; (h) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security; (i) Encumbrances created under federal, state or foreign securities Laws; and (j) licenses or other rights granted to intellectual property of Seller.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and, with respect to any Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Tax period ending on the Closing Date.

“Proceeding” means any judicial, legal, administrative, arbitral or other action, suit, inquiry, audit, notice of violation, investigation or other proceedings of any nature by or before any Government Entity.

“Property Tax” means any real, personal and intangible ad valorem property Tax.

“Regulatory Approvals” means all Approvals from Government Entities that are required under applicable Law (including the HSR Clearance (to the extent required) and the approvals set forth on Section 10.01(b)(ii) of the Seller Disclosure Schedules) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Representatives” of a Person means such Person’s Affiliates and any officer, director or employee of such Person or its Affiliates or any investment banker, attorney, accountant or other advisor, agent or representative of such Person or its Affiliates.

“Retained Seller Businesses” means all of the activities or businesses, other than the Business, conducted or engaged in by Seller or its Affiliates.

“Seller Disclosure Schedules” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer prior to the execution of this Agreement.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (a) of which such Person or a Subsidiary of such Person is a general partner or managing member or (b) of which at least a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned by such Person and/or one or more of its Subsidiaries.

“Tax” means any federal, state, local or foreign tax imposed by a Taxing Authority, including any income, gross receipts, capital gains, license, occupancy, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, unincorporated business, profits, withholding, information, social security (or similar), unemployment, disability, workers’ compensation, real property, personal property, ad valorem, sales, use, goods and services, transfer, registration, value added, alternative or add-on minimum, accumulated earnings, personal holding company, estimated, escheat or other tax, and any interest, penalty, assessment, or additions to tax imposed with respect thereto.

“Tax Return” means any report, return, information return or statement, declaration, claim for refund, notice, form or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any amendment thereof.

“Taxing Authority” means any Government Entity responsible for the administration, imposition or collection of any Tax.

“Transfer Date” means (i) with respect to Offer Employees who are not Leave Recipients as of the Closing Date and who accept Buyer’s offer of employment, the Closing Date and (ii) with respect to Offer Employees who are Leave Recipients as of the Closing Date and who accept Buyer’s offer of employment, the date of active commencement of employment with Buyer or one of its Affiliates, as applicable, within the time period set forth in Section 9.03.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Bank Reserve Agreement” means that certain Delegated Underwriting and Servicing Reserve Agreement, dated as of September 30, 2020, by and among Fannie Mae, HomeStreet Bank and U.S. Bank.

“WARN Act” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Section 2101 et seq., or any similar local or state Law, each as amended.

Section 1.02. Other Definitions.

Agreed Items	Section 2.04
Agreement	Preamble
Allocation	Section 2.04
Anticorruption Laws	Section 3.14(b)
Approvals	Section 2.05(a)
Assignment	Section 2.05(a)
Assumed Liabilities	Section 2.01(b)
Assumed Tax Liabilities	Section 2.01(b)(iii)
Basket	Section 12.02(a)(iii)(A)
Business	Recitals
Buyer	Preamble
Buyer 401(k) Plan	Section 9.08
Buyer Indemnified Parties	Section 12.02(a)
Buyer’s Allocation	Section 2.04
Cap	Section 12.02(a)(iii)(B)
Chosen Courts	Section 13.06
Closing	Section 2.03(a)
Closing Date	Section 2.03(a)
Closing Year Bonus	Section 9.07
Confidential Supervisory Information	Article 3
Confidentiality Agreement	Section 7.03
Controlling Party	Section 12.03(e)
Custodial Accounts	Section 2.01(b)(i)
Custodial Accounts Amount	Section 7.08
Damages	Section 12.02(a)
DUS	Recitals
Effective Time	Section 2.03(a)
Enforceability Exceptions	Section 3.04
Excluded Assets	Section 2.01(c)
Excluded Liabilities	Section 2.01(d)
Fundamental Representations	Section 12.01
HSR Act	Section 3.05
HSR Clearance	Section 10.01(b)
Indemnified Party	Section 12.03(a)
Indemnifying Party	Section 12.03(a)
Leave Recipient	Section 9.01

Loans	Section 3.12(a)
Money Laundering Laws	Section 3.14(b)
Non-Assignable Asset	Section 2.05(a)
Non-Controlling Party	Section 12.03(e)
Offer Employees	Section 9.02
Outside Date	Section 11.01(b)
Parties	Preamble
Purchased Assets	Section 2.01(a)
Purchased Contracts	Section 2.01(a)(ii)
Repurchase Obligation	Section 2.01(b)(ii)
Seller	Preamble
Seller 401(k) Plan	Section 9.08
Seller Indemnified Parties	Section 12.02(b)
Seller’s Allocation Notice	Section 2.04
Successor Liability Taxes	Section 3.09(a)
Tax Claim	Section 12.03(e)
Third-Party Claim	Section 12.03(a)
Transaction	Recitals
Transfer Taxes	Section 8.04
Transferred Employee	Section 9.02

ARTICLE 2.
Purchase and Sale; Closing

Section 2.01. Sale of Assets and Liabilities.

(a)          Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the following assets, properties and rights (the “Purchased Assets”):

(i)         the DUS license;

(ii)        the Contracts listed on Section 2.01(a)(ii) of the Seller Disclosure Schedules (the “Purchased Contracts”), including any rights, interests, claims and benefits of Seller under or pursuant to the Purchased Contracts;

(iii)       all Business Books and Records;

(iv)       all causes of action, lawsuits, judgments, claims, counterclaims, and demands of any nature available to or being pursued by Seller or its Affiliates, in each case, exclusively related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise; and

(v)         all goodwill associated with the foregoing Purchased Assets.

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (i) through (v) in this Section 2.01(a); such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required.

(b)           Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform, be responsible for and discharge all of the following Liabilities (the “Assumed Liabilities”):

(i)        all Liabilities of Seller and its Affiliates relating to or arising from or under any of the Purchased Assets or the Business (including ownership, use, operation or conduct of the Business or the Purchased Assets) from and after the Closing, including for clarity the obligation pursuant to the Fannie Mae Multifamily Selling and Servicing Guide to maintain custodial accounts in respect of loan level tax and insurance escrows and replacement reserves (the “Custodial Accounts”);

(ii)      any repurchase, indemnification, make-whole or similar obligation (each a “Repurchase Obligation”) arising from or under, or relating to, any Purchased Contract or any use or operation of the DUS License, whether prior to, at or after the Closing;

(iii)       all Liabilities (A) for Taxes imposed with respect to, arising out of or relating to the Purchased Assets, the Assumed Liabilities or the Business for any Post-Closing Tax Period (for the avoidance of doubt, as apportioned in accordance with Section 8.01) or (B) for which Buyer is liable pursuant to Section 8.04 (“Assumed Tax Liabilities”); and

(iv)       all Liabilities (A) in respect of or relating to Transferred Employees arising from and after the Closing Date or (B) that are assumed by Buyer pursuant to Article 9.

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (i) through (iv) in this Section 2.01(b); such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required.

(c)          Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Buyer shall not purchase, and Seller and its Affiliates will retain, any and all assets, properties and rights of Seller or any of its Affiliates other than the Purchased Assets, including the following assets of Seller or any of its Affiliates (the “Excluded Assets”):

(i)         all funds or deposits of Seller or any of its Affiliates held by or at U.S. Bank pursuant to the U.S. Bank Reserve Agreement as of the Closing; and

(ii)       except for those assets specifically identified as Purchased Assets in clauses (i) through (v) of Section 2.01(a), all assets, business lines, properties, rights, Contracts and claims of Seller and its Affiliates.

The Parties acknowledge and agree that neither Buyer nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets.

(d)           Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, at the Closing, Buyer will not assume, and Seller and its Affiliates will retain, all Liabilities of Seller and its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”).  For the avoidance of doubt, Buyer is not assuming any deposits from Seller for purposes of 12 U.S.C. 1828(c) pursuant to this Agreement.

Section 2.02. Purchase Price.  In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, Buyer shall (a) pay to Seller the Closing Purchase Price in the manner set forth in Section 2.03 and (b) assume the Assumed Liabilities.

Section 2.03. Closing.

(a)           The closing (the “Closing”) of the Transaction shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, (i) at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the conditions set forth in Article 10 have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing); provided that, if pursuant to the foregoing the Closing would occur on a date within the first ten (10) days of any month, then the Closing shall instead occur on the eleventh (11th) day of such month (or if such eleventh (11th) day is not a Business Day, then the immediately subsequent Business Day), or (ii) at such other time or place as Buyer and Seller may agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date,” and the transfer of the Purchased Assets and assumption of the Assumed Liabilities at the Closing on the Closing Date will be deemed effective as of 12:01 a.m., Pacific Time, on the Closing Date (the “Effective Time”) or at such other date and time as Buyer and Seller may agree.

(b)           At the Closing:

(i)          Buyer shall deliver to Seller the Closing Purchase Price in immediately available funds by wire transfer to the account designated by Seller, by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date.

(ii)         Each of Seller and Buyer shall deliver to the other Party a counterpart to each Ancillary Agreement, duly executed by such Party.

(iii)       Seller shall deliver to Buyer the certificate referenced in Section 10.02(c).

(iv)        Buyer shall deliver to Seller the certificate referenced in Section 10.03(c).

(v)        Seller (or, if Seller is a “disregarded entity” for U.S. federal income Tax purposes, the person treated as the regarded owner of Seller for U.S. federal income Tax purposes) shall deliver to Buyer a duly executed IRS Form W-9 or other certification of non-foreign status substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

Each of Seller and Buyer shall deliver to the other Party any customary certificates or other instruments necessary and appropriate to consummate the transactions contemplated by this Agreement and any Ancillary Agreement.

(c)         At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth the MSR Purchase Price (together with reasonable supporting calculations) calculated in accordance with the terms of this Agreement.

Section 2.04. Allocation of Purchase Price.  Seller and Buyer agree to allocate and, as applicable, cause their relevant Affiliates to allocate, the Closing Purchase Price, the amount of Assumed Liabilities and any other items that are treated as additional consideration for U.S. federal income Tax purposes among the Purchased Assets (and any other assets that, for U.S. federal income Tax purposes, are treated as assets purchased by Buyer (or its relevant Affiliates) pursuant to this Agreement or any Ancillary Agreement) in accordance with this Section 2.04.  No later than ninety (90) days after the determination of the Closing Purchase Price, Buyer shall prepare and deliver to Seller a draft of an allocation statement (“Buyer’s Allocation”) setting forth its proposed allocation of the Closing Purchase Price, the amount of Assumed Liabilities and any other items that are treated as additional consideration for U.S. federal income Tax purposes among the Purchased Assets (and any other assets that, for U.S. federal income Tax purposes, are treated as assets purchased by Buyer (or its relevant Affiliates) pursuant to this Agreement and any Ancillary Agreement), determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  In the event that Seller disagrees with Buyer’s Allocation, Seller may, within thirty (30) days after receipt of Buyer’s Allocation, deliver a notice (“Seller’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation.  If Seller’s Allocation Notice is duly delivered, Seller and Buyer shall, during the thirty (30) days immediately following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Closing Purchase Price, the amount of Assumed Liabilities and any other items that are treated as additional consideration for U.S. federal income Tax purposes.  Notwithstanding any other provision in this Agreement to the contrary, if Buyer and Seller are unable to resolve any such dispute within the thirty (30)-day period following the delivery of Seller’s Allocation Notice, then the disputed items shall be submitted for resolution to a mutually agreed upon nationally recognized independent certified public accounting firm for resolution, with the costs of the accounting firm paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer; provided that Buyer and Seller shall each be bound by any item on Buyer’s Allocation not in dispute (such undisputed items, “Agreed Items”).  The allocation, as prepared by Buyer if no Seller’s Allocation Notice has been delivered, as adjusted pursuant to any agreement between Seller and Buyer, or as adjusted pursuant to resolution for disputed items as described in the preceding sentence (the “Allocation”) shall be conclusive and binding on the Parties.  For the avoidance of doubt, neither Buyer nor Seller is obligated hereunder to use the Allocation in its financial accounting or financial reporting.  The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Closing Purchase Price, any liabilities assumed, and any other amounts treated as consideration for U.S. federal income Tax purposes.  Each of Buyer and Seller (1) shall (and shall cause its Affiliates to) prepare and file all relevant Tax Returns in a manner consistent with the Allocation and (2) shall not (and shall cause its Affiliates not to) take any position on any Tax Return or in connection with any Tax proceeding inconsistent with the Allocation, in each case, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of applicable state, local or non-U.S. Law).  In the event that the Allocation is disputed by any Taxing Authority, the party hereto receiving notice of such dispute shall promptly notify the other party in writing of such notice and resolution of the dispute.

Section 2.05. Assignment of Contracts and Rights.

(a)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey (an “Assignment”) any Purchased Asset (such Purchased Asset, a “Non-Assignable Asset”), if an attempted or actual sale, assignment, transfer or conveyance thereof would be prohibited by Law or would, without the approval, authorization or consent of, Filing with, or granting or issuance of any license, order, waiver or permit by, any third party or Government Entity (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof or (ii) be ineffective, void or voidable, unless and until such Approval is obtained.

(b)          Promptly after the date of this Agreement but prior to the Closing Date, Buyer and Seller will use commercially reasonable efforts to obtain all consents from third parties that are necessary for the valid Assignment of all Non-Assignable Assets, other than any Regulatory Approvals.  If any such Approval is not obtained prior to Closing, Buyer and Seller shall continue to use commercially reasonable efforts to obtain any such consent for a period of one (1) year after the Closing Date (but, as to any particular Non-Assignable Asset, not longer than the current term thereof); provided that the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article 10, and until the earlier of such time as such Approval or Approvals are obtained or one (1) year after the Closing Date, the Parties will cooperate and use reasonable best efforts to implement, any arrangement reasonably acceptable to Buyer and Seller intended to both (x) provide Buyer, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets and (y) cause Buyer to bear the Assumed Liabilities from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Buyer will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising after the Closing to the extent such Liability would be an Assumed Liability had the applicable Approval been received prior to Closing, and shall be responsible for all Assumed Liabilities related thereto in accordance with this Agreement.

(c)           For the avoidance of doubt, each Party’s obligations under this Section 2.05 shall be subject in all respects to Section 7.01(b) and Section 7.01(c).

Section 2.06. Withholding.  Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to deduct and withhold from any consideration payable hereunder such amounts as are required to be deducted and withheld with respect thereto under the Code or any other applicable Tax Law.  To the extent that amounts are so deducted and withheld and timely remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  Notwithstanding the foregoing, Buyer shall (i) consult with Seller in good faith prior to withholding any amounts payable to Seller and (ii) promptly, and in any event at least ten (10) Business Days prior to the Closing Date, notify Seller in writing if Buyer determines that any withholding or deduction is required under the Code or any applicable Tax Law with respect to any portion of any payment to Seller (which notice shall include a statement of the amounts Buyer intends to deduct or withhold with respect to the making of such payment and the applicable provision of Tax Law requiring it to so deduct and withhold), and provide Seller with reasonable opportunity to provide such forms or other evidence that would eliminate or reduce any such required deduction or withholding.

ARTICLE 3.
Representations and Warranties of Seller

Except as set forth in (a) the reports, schedules, forms, statements and other documents filed by Mechanics Bancorp with, or furnished to, the SEC and publicly available at least two (2) Business Days prior to the date of this Agreement or (b) the Seller Disclosure Schedules (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedules shall be deemed to be disclosed with respect to any other Section or subsection of this Agreement to the extent it is reasonably apparent on the face of the disclosure that such matter is relevant to such other sections or subsections); provided that no such item is required to be set forth as an exception to a representation or warranty as contemplated by Section 7.07 to the extent that disclosing such item would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) (“Confidential Supervisory Information”) (provided, further, that to the extent legally permissible, appropriate substitute disclosures shall be made under circumstances in which the foregoing limitations in this proviso apply), Seller represents and warrants to Buyer as follows:

Section 3.01. Confidential Supervisory Information.  To Seller’s Knowledge, none of the Confidential Supervisory Information of Seller reflects or evidences the existence of any fact, circumstance, or condition that has resulted in, or would reasonably be expected to result in, a Business Material Adverse Effect.

Section 3.02. Organization and Qualification. (a) Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) Seller has the requisite corporate power and authority to own the Purchased Assets and to carry on the Business in all material respects as conducted as of the date of this Agreement and (c) Seller is duly qualified to do business in each jurisdiction in which the operation of the Purchased Assets requires such qualification, except in the case of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.03. Corporate Authority.  Seller has all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party.  Seller has duly executed and delivered this Agreement and, as of the Closing, will have duly executed and delivered, any Ancillary Agreement.

Section 3.04. Binding Effect.  Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity  (the “Enforceability Exceptions”).  Assuming the due authorization, execution and delivery of any Ancillary Agreement by Buyer and its applicable Affiliates, each Ancillary Agreement when executed and delivered will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of such agreements, subject to the Enforceability Exceptions.

Section 3.05. Governmental Consents and Approvals.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller for the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement or the consummation by Seller of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the filing of a premerger notification and report form by Seller thereunder (to the extent required), (b) as required for compliance with any Permits relating to the Business, (c) as set forth on Section 3.05 of the Seller Disclosure Schedules and (d) those filings, notices, permits, authorizations, registrations, consents or approvals, the failure of which to obtain, make or give would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.06. Non-Contravention.  Except as set forth on Section 3.06 of the Seller Disclosure Schedules, the execution, delivery and performance of this Agreement and any Ancillary Agreement by Seller, and the consummation by Seller and the transactions contemplated hereby and thereby, do not and will not, (a) conflict with or violate any provision of the Organizational Documents of Seller, (b) subject to obtaining the consents or the delivery of notices set forth in Section 3.06 of the Seller Disclosure Schedules, result in the breach of, or constitute a default under, any Purchased Contract or (c) assuming the receipt of all Approvals (i) referred to in Section 3.05 or (ii) required to be received or made by Buyer, violate or result in a breach of or constitute a default under any Law to which Seller or any applicable Affiliate of Seller is subject, except, in the case of clauses (b) or (c), as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.07. Title.  As of the date of this Agreement, Seller or its Affiliates have good title to, or other legal rights to possess and use, all of the Purchased Assets as conducted on the date of this Agreement, free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 3.08. Legal Proceedings.  As of the date of this Agreement there is no Proceeding pending against, or, to the Knowledge of Seller, threatened against, Seller relating to the Purchased Assets, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.09. Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect:

(a)           All Taxes imposed with respect to any of the Purchased Assets, the Assumed Liabilities, or the Business that will have been required to have been paid on or prior to the Closing Date (whether or not shown on any Tax Returns), the nonpayment of which could result in a lien for Taxes on any of the Purchased Assets or could result in Buyer becoming liable or responsible therefor (“Successor Liability Taxes”), in each case, will have been paid prior to the Closing.  No extension or waiver of any statute of limitations has been requested or granted in respect of Successor Liability Taxes (other than in the ordinary course of business or in connection with a Tax proceeding).

(b)           All material Tax Returns for Successor Liability Taxes that will have been required to have been filed on or prior to the Closing Date (taking into account applicable extensions of time within which to file) have been timely filed with the appropriate Taxing Authority.  Such Tax Returns were true, correct, and complete in all material respects.

(c)           There are no deficiencies or assessments imposed by any Taxing Authority with respect to any Successor Liability Taxes that have not been fully paid, and there are no audits or investigations by any Taxing Authority pending or threatened in writing with respect to any Successor Liability Taxes.

(d)          To the Knowledge of Seller, no written notice of a claim or investigation has been received by Seller or threatened in writing by any jurisdiction where Seller does not file Tax Returns alleging that Seller has an obligation to file Tax Returns with respect to Successor Liability Taxes or to pay Successor Liability Taxes.

(e)            There is no Encumbrance (other than any Permitted Encumbrance) for Taxes on any Purchased Assets.

Section 3.10. Business Employees.

(a)           Section 9.01 of the Seller Disclosure Schedules sets forth a complete and accurate list of the Business Employees as of the date hereof, which identifies each Business Employee by name or employee identification number and indicates each Business Employee’s job title, status (active or on leave and full-time or part-time), work location, job grade, service crediting date, and date of hire.

(b)           As of the date hereof, no Business Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Business Employee’s employment with Seller.  With respect to any Business Employee, (A) Seller is not the subject of any Proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s Knowledge is any such Proceeding threatened and (B) no strike or similar labor dispute by Business Employees is pending or, to the Knowledge of Seller, threatened.  Except as would not, individually or in the aggregate, be materially adverse to the Business, each Business Employee classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws is properly classified and with respect to the Business Employees, Seller is in compliance with all applicable immigration laws.

Section 3.11. Approved Lender and Servicer.  Seller is a Fannie Mae approved lender for originating, selling, and servicing DUS loans.  In the two years prior to the date of this Agreement, Seller has not received notice from any Governmental Entity of pending or, to the Knowledge of Seller, threatened, actions or investigations which would question the status of Seller as an approved lender or servicer as provided in this Section 3.11.  To the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice, or both, would result in the loss by Seller of its qualification as an approved lender or servicer as set forth in this Section 3.11.

Section 3.12. Servicing Matters.

(a)          The Fannie Mae MSSA sets forth all of the terms and conditions of Seller’s rights and obligations relating to the servicing of the multifamily loans (the “Loans”) thereunder.  Seller owns the entire right, title and interest in and to the servicing rights granted to it under the Fannie Mae MSSA and the sole right to service the Loans, subject to the Fannie Mae MSSA but free and clear of all Encumbrances, except for the rights of sub-servicers and Permitted Encumbrances and except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, as of the date of this Agreement (x) neither Seller nor to the Knowledge of Seller, any of the other parties thereto, is in default under the Fannie Mae MSSA and (y) no Governmental Entity has notified Seller that it will be terminating, modifying or amending the Fannie Mae MSSA (or otherwise seeking to terminate, modify, amend or reduce Seller’s benefits thereunder).

(b)           The servicing of the Loans under the Fannie Mae MSSA has been performed by Seller in compliance with all provisions of such Contract in all material respects.

(c)           As of the date hereof, (i) there are no Loans that Seller has been required to repurchase pursuant to the Repurchase Obligations, except for such Loans with respect to which the Repurchase Obligations have been satisfied, (ii) nor have there been any Loans that Seller has been required to repurchase pursuant to the Repurchase Obligations since September 30, 2025.  Seller is not as of the date hereof in breach, violation or default of any of its Repurchase Obligations in any material respect.

Section 3.13. Absence of Changes.  Except in connection with or in preparation for the Transaction and other transactions contemplated by this Agreement, from January 1, 2025 until the date hereof, (a) the Business has been conducted in the ordinary course of business in all material respects, and (b) there has not been any Business Material Adverse Effect.

Section 3.14. Compliance with Laws.

(a)           Seller owns and operates the Purchased Assets in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since the date that is two (2) years prior to the date hereof, (i) neither Seller nor any of its Subsidiaries has violated, in connection with its ownership or operation of the Purchased Assets, any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (all such Laws, “Anticorruption Laws”) or any anti-money laundering laws, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the USA PATRIOT Act of 2001, and any applicable money laundering-related Laws of other jurisdictions where Seller owns and operates the Purchased Assets (all such Laws, “Money Laundering Laws”), (ii) to the Knowledge of Seller, no director, officer, agent, employee, representative, consultant or other Person acting for or on behalf of Seller or any of its Subsidiaries has, with respect to Seller’s ownership and operation of the Purchased Assets, violated any Anticorruption Law or Money Laundering Law, and (iii) through the date hereof, Seller has not, with respect to Seller’s ownership and operation of the Purchased Assets, received any written notice alleging any such violation of any Anticorruption Law or Money Laundering Law.

Section 3.15. Permits.  Seller and its Affiliates hold all Permits necessary for the ownership and operation of the Purchased Assets as conducted as of the date of this Agreement, except where the failure to hold such Permits would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  Except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (a) Seller or its applicable Affiliates are in compliance with the terms of the Permits necessary for the ownership and operation of the Purchased Assets and (b) each such Permit is valid, subsisting and in full force and effect.

Section 3.16.  Broker’s Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, any Ancillary Agreement or the Transaction and other transactions contemplated hereunder and thereunder based upon arrangements made by or on behalf of Seller or its Affiliates, for which Buyer or any of its Affiliates would be liable.

Section 3.17. Insurance.  There are no material claims related to the Purchased Assets or the Assumed Liabilities pending under any insurance policies or binders maintained by Seller or its Affiliates as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  The insurance policies or binders maintained by Seller or its Affiliates relating to the Purchased Assets or the Assumed Liabilities are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business in all material respects.

Section 3.18. No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, neither Seller nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller or any of its Affiliates, the Purchased Assets, or the Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the Transaction and the other transactions contemplated by this Agreement, and neither Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Buyer, or with respect to any forecasts, projections or business plans or other information delivered to Buyer or any of its Affiliates or Representatives in connection with Buyer’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.  Except for the representations and warranties contained in this Article 3, neither Seller nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Buyer or any of its Affiliates or Representatives or any other Person resulting from the sale and purchase of the Purchased Assets or the Business or Buyer’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other materials made available to Buyer, its Affiliates or Representatives in any virtual data room, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller or any of its Affiliates or Representatives, or Buyer or its Affiliates or Representatives.  Seller and each of its Affiliates disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article 3.  Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates makes any express or implied representation or warranty with respect to Excluded Assets or Excluded Liabilities.

ARTICLE 4.
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 4.01. Organization and Qualification.  Buyer: (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) has the requisite corporate power and authority to own and operate all of its properties and assets and to carry on its businesses in all material respects as conducted as of the date of this Agreement and (c) is duly qualified to do business in each jurisdiction in which the ownership or operation of its properties and assets or the conduct of its businesses requires such qualification, except in the case of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer to perform is obligations under this Agreement and any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.

Section 4.02. Corporate Authority.  Buyer has all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any Ancillary Agreement to which Buyer and its applicable Affiliates are parties, and the performance of the obligations of Buyer and its Affiliates hereunder and thereunder and the consummation by Buyer and its Affiliates of the transactions contemplated hereby and thereby.  Buyer has duly executed and delivered this Agreement and, as of the Closing, will have duly executed and delivered, and will have caused each Affiliate of Buyer that is a party to any Ancillary Agreement to have duly executed and delivered, any Ancillary Agreement.

Section 4.03. Binding Effect.  Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.  Assuming the due authorization, execution and delivery of any Ancillary Agreement by Seller, each Ancillary Agreement when executed and delivered will constitute a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with the terms of such agreements, subject to the Enforceability Exceptions.

Section 4.04. Governmental Consents and Approvals.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Buyer for the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of the HSR Act, including the filing of a premerger notification and report form by Buyer thereunder (to the extent required), (b) as required for compliance with any Permits relating to the Business, (c) as set forth on Section 3.05 of the Seller Disclosure Schedules and (d) those filings, notices, permits, authorizations, registrations, consents or approvals, the failure of which to obtain, make or give would not, individually or in the aggregate, materially impair or delay the ability of Buyer to perform its obligations under this Agreement and any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.

Section 4.05. Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and any Ancillary Agreement by Buyer and its applicable Subsidiaries, and the consummation by Buyer and its applicable Affiliates of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any provision of the Organizational Documents of Buyer or any Affiliate of Buyer that is a party to an Ancillary Agreement or (b) assuming the receipt of all Approvals (i) referred to in Section 4.04 or (ii) required to be received or made by Seller, violate or result in a breach of or constitute a default under any Law or Contract to which Buyer is subject, except, in the case of clause (b), as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.

Section 4.06. Financial Capability.  Buyer has, and will have at the Closing, all funds necessary for the satisfaction of all of its obligations under this Agreement and any Ancillary Agreement, including the payment of the Closing Purchase Price, and any fees and expenses of or payable by Buyer or Buyer’s Affiliates.  Notwithstanding anything in this Agreement to the contrary, Buyer expressly acknowledges and agrees that neither the availability nor terms of any financing are conditions to the obligations of Buyer to effect the Closing, and Buyer reaffirms its obligation to effect the Closing subject only to the express conditions set forth in Section 10.01 and Section 10.02, irrespective and independent of the availability or terms of any financing.

Section 4.07. Compliance with Laws.

(a)           Buyer operates its business in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby, since the date that is two (2) years prior to the date hereof, (i) neither Buyer nor any of its Subsidiaries has violated any Anticorruption Law or Money Laundering Law, (ii) to the Knowledge of Buyer, no director, officer, agent, employee, representative, consultant or other Person acting for or on behalf of Buyer or any of its Subsidiaries has violated any Anticorruption Law or Money Laundering Law, and (iii) through the date hereof, none of Buyer nor any of its Subsidiaries has received any written notice alleging any such violation of any Anticorruption Law or Money Laundering Law.

Section 4.08. Broker’s Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereunder and thereunder based upon arrangements made by or on behalf of Buyer for which Seller or any of its Affiliates would be liable.

Section 4.09. Legal Proceedings.  Except as would not, individually or in the aggregate, materially impair or delay the ability of Buyer to perform its obligations under this Agreement and any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby, (i) as of the date of this Agreement, there is no Proceeding pending against, or to the Knowledge of Buyer, threatened against Buyer or its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the Transaction or the other transactions contemplated by this Agreement and (ii) there is no injunction, order, judgment, or decree imposed upon or entered into by Buyer or its Affiliates that would prevent, delay or impair the consummation of the Transaction or the other transactions contemplated by this Agreement.

Section 4.10. Confidential Supervisory Information.  To Buyer’s Knowledge, none of the Confidential Supervisory Information of Buyer reflects or evidences the existence of any fact, circumstance or condition that would reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.

Section 4.11. Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business, which investigation, review and analysis was done by Buyer and its Representatives.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of Seller or its Affiliates or any of its or their respective Representatives (except the representations and warranties of Seller expressly set forth in Article 3).  Buyer (on behalf of itself and its other Affiliates and its and their respective Representatives) hereby acknowledges and agrees that none of Seller or its Affiliates or any of its or their respective Representatives or any other Person will have or be subject to any Liability to Buyer, its Affiliates, or any of its or their respective Representatives or any other Person resulting from the distribution to Buyer, its Affiliates, or its or their respective Representatives of, or Buyer’s, its Affiliates’, or its or their respective Representatives’ use of, any information relating to Seller or the Business, including any information, documents or material made available to Buyer, its Affiliates, or its or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Buyer, its Affiliates, or its or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.  Buyer further acknowledges (on behalf of itself, its other Affiliates and its and their respective Representatives) that no representative of Seller or its Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.  Buyer (on behalf of itself and its Affiliates and its and their respective Representatives) acknowledges that, should the Closing occur, Buyer shall acquire the Purchased Assets without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

Section 4.12. No Other Representations and Warranties; Acknowledgment of No Other Representations or Warranties.

(a)          Except for the representations and warranties made in this Article 4, neither Buyer nor its Affiliates makes any express or implied representation or warranty with respect to Buyer or its Affiliates, and Buyer and its Affiliates hereby disclaim any such other representations or warranties.

(b)           Buyer expressly acknowledges, accepts and agrees to the matters set forth in Section 3.18 in all respects.  Buyer acknowledges that it has completed to its satisfaction its own due diligence review with respect to Seller and the Business, the Purchased Assets and the Assumed Liabilities, it has had access to its full satisfaction to Seller, its books and records, and its employees and agents with respect to the Business, the Purchased Assets and the Assumed Liabilities and it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and any Ancillary Agreement and consummation of the transactions contemplated hereunder and thereunder as it has seen fit.  In making the determination to proceed with the transactions contemplated hereby, Buyer has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article 3.  In light of these inspections and investigations and the representations and warranties made to Buyer by Seller in Article 3 hereof, Buyer is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article 3.  Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article 3.

ARTICLE 5.
Covenants of Seller

Section 5.01. Conduct of the Business.

(a)          From the date of this Agreement until the Closing, except (i) as set forth in Section 5.01 of the Seller Disclosure Schedules, (ii) as otherwise contemplated by this Agreement, (iii) as required by any applicable Law or (iv) with Buyer’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall use its commercially reasonable efforts to conduct the Business in the ordinary course of business and to preserve intact the Purchased Assets and the existing business relationships of the Business with third parties having significant business dealings with it.  For the avoidance of doubt, any action or omission by Seller or its Affiliates not expressly limited by Section 5.01(b)(i)-(v) shall not constitute a breach of this Section 5.01(a).

(b)          From the date of this Agreement until the Closing, except (i) as set forth in Section 5.01 of the Seller Disclosure Schedules, (ii) as otherwise contemplated by this Agreement, (iii) as required by any applicable Law or (iv) with Buyer’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not do any of the following with respect to the conduct of the Business:

(i)       except as required by the terms of any Benefit Plan, in the ordinary course of business, pursuant to actions that apply uniformly to Business Employees and similarly situated other employees of Seller and its Affiliates or for any action for which Seller or any of its Affiliates shall retain Liabilities, (1) materially increase the salary or wage and target incentive compensation opportunity of any Business Employee, (2) materially change the duties, responsibilities or role of any Business Employee from the duties, responsibilities or role in effect for such Business Employee as of the date of this Agreement or (3) terminate any Business Employee other than for cause;

(ii)        modify, terminate, or waive any material right or remedy under any Purchased Contract, other than in the ordinary course of business consistent with past practice;

(iii)       make any material change in any method of Tax or financial accounting or financial accounting practice or policy applicable to the Purchased Assets, other than such changes as are required by GAAP or applicable Law, or that are generally applicable to the Retained Seller Businesses;

(iv)      grant, create or incur any Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances or Encumbrances that will be released prior to the Closing; or

(v)         authorize or enter into any Contract or commitment with respect to any of the foregoing.

(c)          For the avoidance of doubt, in no event shall anything in this Section 5.01 be deemed to limit the ability of Seller or any of its Affiliates to take any action to the extent that it relates to the Retained Seller Businesses.

Section 5.02. Change in Control Agreements. Seller shall be solely responsible for, and shall indemnify and hold Buyer harmless from and against, any and all payments or other amounts that become due or payable to any Transferred Employee pursuant to such Transferred Employee’s change in control agreement set forth in Section 5.02 of the Seller Disclosure Schedule.  Buyer shall have no liability or obligation with respect to any such payments.

ARTICLE 6.
Covenants of Buyer

Section 6.01. Conduct of Business by Buyer.  During the period from the date of this Agreement until the Closing Date, Buyer and its Affiliates shall not, directly or indirectly, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that would have a reasonable expectation to, individually or in the aggregate, materially impair or delay the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Agreement shall impair or frustrate the obligations of Buyer to perform under the publicly announced merger agreement between Buyer and Comerica Incorporated as in effect on the date hereof.

Section 6.02. Litigation Support.  From and after the Closing, in the event and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding, action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement or (b) the Business or any Purchased Asset, Buyer shall, and shall cause its Subsidiaries and Affiliates (and its and their officers and employees) to, reasonably cooperate with Seller and its Affiliates and their respective counsel in such prosecution, contest or defenses, including making reasonably available its personnel, and provide such testimony and access to the Business Books and Records and its other books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.

ARTICLE 7.
Covenants of Buyer and Seller

Section 7.01. Reasonable Best Efforts; Regulatory Approvals.

(a)          From and after the date hereof, Buyer and Seller shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 10.01(b)) and to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and (ii) the execution and delivery of any additional instruments reasonably necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.  Without limiting the foregoing, Buyer and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Regulatory Approvals) required to be obtained or made by Buyer, Seller or any of their Affiliates in connection with the Transaction or the other transactions contemplated by this Agreement.  In furtherance, and not in limitation, of the foregoing, Buyer shall, and shall cause its Affiliates, to take all commercially reasonable actions as may be necessary to avoid or eliminate impediments under the HSR Act or other applicable regulatory Law or in respect of any Regulatory Approval so as to enable the Closing to occur no later than the Outside Date, including taking or committing to take actions that after the Closing would limit Buyer’s or its Affiliates’ freedom of action with respect to the Purchased Assets; provided, however, that nothing in this agreement shall require any Party to agree to any such action unless it is conditioned on Closing.  Additionally, Buyer shall not, and shall cause its Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing. In furtherance and not in limitation of the foregoing, (A) each of Seller and Buyer agree to make, or with respect to the parties’ respective Affiliates, cause to be made, if required, appropriate Filings pursuant to the HSR Act with respect to the Transaction as soon as reasonably practicable (and, in any event, within fifteen (15) Business Days after the date hereof), (B) Buyer agrees to prepare and submit, or cause its applicable Affiliates to prepare and submit, the applicable Filings with the Federal National Mortgage Association as soon as practicable (and, in any event, within fifteen (15) Business Days after the date hereof) and (C) Buyer agrees to prepare and submit, or cause its applicable Affiliates to prepare and submit, the applicable Filings as set forth on Section 7.01 of the Seller Disclosure Schedules in the manner set forth thereon.  Prior to the Closing, Buyer and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Approvals.  In that regard, prior to the Closing, to the extent permitted by Law and/or such Government Entity, each Party shall promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Government Entity and any other information supplied by such Party or any of its Affiliates to, or correspondence with, a Government Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement (other than any Confidential Supervisory Information).  To the extent permitted by Law, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies (other than any Confidential Supervisory Information) of (or, in the case of oral communications, advise the other Party orally of) any communication received by such Party or any of its Affiliates or Representatives from any Government Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Government Entity.  If either Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Government Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request.  Each of Buyer, Seller, their Affiliates or their Representatives shall, to the extent permitted by Law and/or such Government Entity, give reasonable advance notice to the other Party with respect to, and provide the other Party with the opportunity to attend or participate in, as applicable, any meeting, discussion, appearance, or contact with any Government Entity or the staff or regulators of any Government Entity, in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (including the making of oral submissions at meetings or in telephone or other conversations).  Each Party shall (i) to the extent not prohibited by Law, furnish the other Party with copies of all correspondence and Filings (and memoranda setting forth the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Government Entity, on the other hand, with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement and (ii) furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Government Entity.  Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to address reasonable privilege concerns.

(b)          Buyer agrees to provide such reasonable security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Government Entity or other third party whose Approval is sought in connection with the Transaction and the other transactions contemplated by this Agreement.

(c)           Notwithstanding anything in this Agreement to the contrary, none of Seller or any of its Affiliates, nor Buyer nor any of its Affiliates, shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person, or to initiate any claim or Proceeding against any such Person, to obtain any Approval (other than Regulatory Approvals).  So long as Seller or Buyer, as the case may be, has complied with its other obligations hereunder, none of Seller or any of its Affiliates shall have any Liability whatsoever to Buyer, and none of Buyer or any of its Affiliates shall have any Liability whatsoever to Seller, arising out of or relating to the failure to obtain any Approvals (other than Regulatory Approvals, to the extent either Party breaches its covenants and obligations set forth in this Agreement related thereto) that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract or any default under, or acceleration or termination of or loss of any benefit under, any Contract or other Purchased Asset as a result thereof.  Each Party acknowledges that no representation, warranty or covenant of the other contained herein shall be breached or deemed breached, and no condition to the other Party’s obligations to consummate the transactions contemplated by this Agreement (other than as a result of a breach by either Party of its covenants and obligations set forth in this Agreement related to Regulatory Approvals, or the failure to satisfy a condition expressly set forth in Section 10.01(a) or Section 10.01(b)) shall be deemed not satisfied, as a result of (i) the failure to obtain any Approval (other than Regulatory Approvals), (ii) any such termination, default, acceleration or loss of benefit or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any of the foregoing.

Section 7.02. Access to Information.

(a)         Seller shall afford to Buyer reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the procedures established by Seller, during the period prior to the Closing, and solely for purposes of integration planning and in furtherance of the transactions contemplated by this Agreement, to the properties, books, Purchased Contracts, records and personnel of Seller relating to the Businesses or Purchased Assets, subject to Section 7.02(b) below; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 7.02 and (ii) Seller shall make available Transferred Employee personnel files only after the Closing Date to the extent permitted by applicable Law (provided that Seller shall not make, or cause to be made, available medical records, workers compensation records or the results of any background checks).

(b)         Buyer agrees that any investigation undertaken pursuant to the access granted under Section 7.02(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or the Retained Seller Businesses, and none of Buyer or any of its Affiliates or Representatives shall communicate with any of the Business Employees without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, in the reasonable judgment of Seller, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws or contractual obligations, or such information concerns the valuation of or future plans for the Business or the Retained Seller Businesses.

(c)           At and after the Closing, Buyer shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable written notice, access to the properties, books, Contracts, records and employees relating to the Purchased Assets (including any Transferred Employee) in connection with financial statements, reporting obligations and compliance with applicable Laws related to the Purchased Assets.

(d)           Buyer agrees to hold all the Business Books and Records existing on the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by Law.

(e)            Notwithstanding the foregoing, access to information with respect to Tax matters shall be governed exclusively by Section 8.02.

Section 7.03. Confidentiality.  The Parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement between Buyer and Seller, dated as of October 14, 2025 (the “Confidentiality Agreement”), the provisions of which are hereby incorporated herein by reference and further agree that the Confidentiality Agreement shall terminate upon the Closing.

Section 7.04. Public Announcements.  Each Party will issue an initial press release relating to this Agreement in a mutually agreed form, and thereafter, neither Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement or any Ancillary Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or applicable rules of national securities exchange, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 7.05. Misallocated Assets and Payments.

(a)          If, at any time after the Closing, any asset held by Buyer or any of its Affiliates is ultimately determined to be an Excluded Asset or Buyer or any of its Affiliates is found subject to an Excluded Liability, (i) Buyer shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset or Excluded Liability; (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Excluded Liability and (iii) Seller and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability back to Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(b)           Subject to Section 2.05 if, at any time after the Closing, any asset held by Seller or its Affiliates is ultimately determined to be a Purchased Asset or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall transfer and convey (without further consideration) to Buyer such Purchased Asset or Assumed Liability; (ii) Buyer shall assume (without further consideration) such Assumed Liability and (iii) Seller and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability to Buyer, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(c)          If, at any time after the Closing, Seller receives any refund or other amount which is a Purchased Asset or is otherwise properly due and owing to Buyer or any Affiliate of Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or shall cause to be remitted, such amount to Buyer at the address set forth in Section 13.01.  After the Closing, if Buyer or any of its Affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any Affiliate of Seller in accordance with the terms of this Agreement, Buyer shall promptly remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 13.01.

Section 7.06. Notices of Certain Communications.  From the date of this Agreement until the Closing, each Party will promptly notify the other Party in writing of:  (a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (b) any Proceedings commenced against or, to such Party’s Knowledge, threatened against, such Party relating to or involving this Agreement or the consummation of the transactions contemplated by this Agreement.  A Party’s receipt of information pursuant to this Section 7.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedules.  The failure to deliver any notice pursuant to this Section 7.06 shall not, in and of itself, be considered in determining whether the conditions set forth in Article 10 have been satisfied.

Section 7.07. Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of Confidential Supervisory Information by any Party to this Agreement to the extent prohibited by applicable law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 7.08. Custodial Accounts Amount Payment.  On the Closing Date, Seller shall provide written notice to Buyer of the aggregate amount of the loan level tax and insurance escrow and replacement reserves in the Custodial Accounts as of the close of business on the Business Day immediately preceding the Closing Date with respect to those loans for which the servicing rights are Purchased Assets (the “Custodial Accounts Amount”).  On the Closing Date, Seller shall deliver to Buyer the Custodial Account Amounts in immediately available funds by wire transfer to the account designated by Buyer, by written notice to Seller, prior to the Closing Date.  At Closing, Buyer shall assume all of Seller’s rights and obligations with respect to maintaining the Custodial Accounts pursuant to the Fannie Mae Multifamily Selling and Servicing Guide and Seller shall resign as custodian with respect thereto.

Section 7.09. Specified Matters.  Each Party to this Agreement agrees to the matters set forth on Annex 7.09 of the Seller Disclosure Schedules.

Section 7.10. Further Assurances.  Each Party to this Agreement shall, at the request of the other, at any time and from time to time following the Closing Date, execute and deliver to the requesting Party such further instruments as may be reasonably necessary or appropriate in order more effectively to confirm or carry out the provisions of this Agreement.

ARTICLE 8.
Tax Matters

Section 8.01. Proration.  For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of Property Taxes and similar Taxes imposed on a periodic basis attributable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) the amount of Taxes other than those described in the foregoing clause (i) attributable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

Section 8.02. Cooperation and Exchanges of Information.  From and after the Closing, the Parties shall (and shall cause their respective Affiliates to) provide each other with such cooperation, documentation, information and assistance as reasonably may be requested by either of them (at the expense of the requesting party to the extent that any out-of-pocket expenses or costs are incurred) in connection with (i) the preparation of any Tax Return, (ii) the determination of any liability in respect of Taxes or the right to any refund, credit or prepayment in respect of Taxes (including pursuant to this Agreement) or (iii) the conduct of any audit or other examination by any Taxing Authority, or any judicial or administrative proceeding with respect to any Taxes, in the case of each of clauses (i) through (iii), with respect to Taxes of or relating to the Business, the Purchased Assets or the Assumed Liabilities.  Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be required to provide any Person with a copy of, or otherwise disclose the contents of, its Tax Returns (other than copies of any Tax Return related exclusively to the Business, the Purchased Assets or the Assumed Liabilities with respect to a Pre-Closing Tax Period).

Section 8.03. Tax Treatment of Payments.  Seller and Buyer and their respective Affiliates shall treat any and all payments under Article 12 as an adjustment to the Purchase Price for Tax purposes to the extent permitted under applicable Law, unless otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law).

Section 8.04. Transfer Taxes.  Buyer shall, in addition to the Purchase Price, pay when due and be responsible for fifty percent (50%) of all sales, use, value-added, goods and services, transfer, documentary, registration, stamp, recording, conveyancing or similar Taxes and related fees and costs that may be imposed as a result of the sale and transfer of the Purchased Assets, the Assumed Liabilities and the Business, together with any and all penalties, interest and additions to tax with respect thereto (but for clarity, excluding any income or gain Taxes or any franchise Taxes imposed in lieu of income Taxes) (“Transfer Taxes”) and the reasonable costs of preparing and filing Tax Returns in respect of any such Transfer Taxes, and Seller shall be responsible for the remaining fifty percent (50%) thereof.  Seller and Buyer shall cooperate in timely preparing and filing any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

ARTICLE 9.
Employee Matters

Section 9.01. List of Business Employees.  Prior to the Closing Date, Seller shall update Section 9.01 of the Seller Disclosure Schedules from time to time on dates that are mutually agreed to by Buyer and Seller solely to reflect (i) resignations from employment of any Business Employee, (ii) terminations of employment on or following the date hereof, (iii) hirings of new Business Employees to replace any individuals who resign from employment, become deceased or are terminated and (iv) any Business Employees that are absent from work on long-term disability leave (each such Business Employee, a “Leave Recipient”).

Section 9.02. Offers of Employment.  The Business Employees identified on Section 9.01 of the Seller Disclosure Schedules, as such schedule is adjusted pursuant to Section 9.01, shall be the Business Employees that (a) Seller or its applicable Affiliate shall terminate as of the Closing Date and (b) Buyer or its applicable Affiliate will offer employment to be effective as of the Closing Date (such Business Employees, the “Offer Employees”).  Buyer shall, or shall cause one of its Affiliates to, (i) no later than thirty (30) days following the date hereof, provide an offer confirmation letter to each Offer Employee that provides for compensation and benefits consistent with Section 9.05 and is effective as of the applicable Transfer Date.  Seller shall notify Buyer as soon as reasonably practicable in the event that Seller obtains Knowledge of any Offer Employee receiving offers of employment from a Person other than Buyer, which notice shall include the name of the Offer Employee. Each Offer Employee who accepts Buyer’s offer of employment pursuant to the offer confirmation letter shall be referred to as a “Transferred Employee.”

Section 9.03. Special Provisions for Leave Recipients.  Subject to a Leave Recipient’s ability to return to active employment, Buyer or one of its Affiliates shall make an offer of employment to such Leave Recipient on terms consistent with those applicable to Offer Employees generally under this Article 9; provided that the Leave Recipient returned to active employment with Seller or one of its Affiliates within one (1) year following the Closing Date (or such longer period required by applicable Law) unless such Leave Recipient is on military leave, in which case such Leave Recipient may return to active employment further than one (1) year following the Closing Date. Upon a Leave Recipient’s first day of employment with Buyer or one of its Affiliates, such Leave Recipient shall be considered a Transferred Employee.

Section 9.04. Transfer Time; Transfer Date.  Each Transferred Employee shall become a Transferred Employee at 12:01 a.m., Pacific Time, on the applicable Transfer Date.

Section 9.05. Continuation of Compensation and Benefits.  From the Transfer Date of each Transferred Employee through December 31, 2026, Buyer shall provide to each such Transferred Employee (a) a base salary or wage rate that is not less than such Transferred Employee’s base salary or wage rate in effect immediately prior to the Closing, (b) annual or short-term cash incentive compensation target opportunities that are no less favorable than such Transferred Employee’s annual or short-term cash incentive compensation target opportunities in effect immediately prior to the Closing, (c) long-term incentive compensation opportunities that are no less favorable than such Transferred Employee’s long-term incentive compensation opportunities in effect immediately prior to the Closing and (d) health, welfare and retirement benefits that are no less favorable than the health, welfare and retirement benefits provided to similarly situated employees of Buyer.  For a period of one year following the Closing Date, Buyer shall provide, or cause to be provided, to each Transferred Employee who experiences a severance-qualifying termination of employment severance benefits based on the greater of (i) the terms set forth on Section 9.05 of the Seller Disclosure Schedules and (ii) the severance benefits maintained by Buyer with respect to similarly situated employees. For the avoidance of doubt, any payment provided to a Transferred Employee under any change in control agreement set forth in Section 5.02 of the Seller Disclosure Schedules shall not be considered to be equivalent benefits of the Buyer.

Section 9.06. Credit for Service; Preexisting Conditions.  With respect to any employee benefit or compensation plan, program, policy, or arrangement (including, for the avoidance of doubt, any vacation or severance program policy or practice) of Buyer or any of its Subsidiaries in which any Transferred Employee becomes a participant, such Transferred Employee shall receive full credit for all purposes for such Transferred Employee’s service with Seller or any of its Affiliates (or predecessor employers) to the same extent that such service was recognized as of the Closing Date under the analogous Benefit Plan in which the Transferred Employee participated prior to the Transfer Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for the same period of service.  With respect to any welfare plan maintained by Buyer or any of its Subsidiaries in which any Transferred Employee is eligible to participate after the Transfer Date, Buyer shall, or shall cause its Subsidiaries to (a) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Transferred Employees, unless such limitations would not have been waived under the analogous Benefit Plan and (b) provide each Transferred Employee with a one-time transfer bonus in the amount equal to one thousand eight hundred dollars ($1,800) for the purpose of compensating such Transferred Employee for any co-payments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the Transfer Date in satisfying any analogous Benefit Plan’s deductible or out-of-pocket requirements to the extent applicable under any such plan.

Section 9.07. Cash Incentive Compensation.  In connection with the Closing, Seller shall pay to each Transferred Employee who is eligible for an annual cash incentive bonus or a production-based cash incentive under a Benefit Plan during the year in which the Closing occurs (a “Closing Year Bonus”) a pro-rated Closing Year Bonus in respect of the portion of the year in which the Closing occurs that has elapsed prior to the Closing Date.  Buyer and its Affiliates shall be responsible for the payment of any cash or incentive compensation earned in respect of any period from and following the Closing Date.

Section 9.08. 401(k) Plans.  Effective as of the Closing, Buyer shall establish participation by the Transferred Employees in Buyer’s (or its designated Affiliate’s) tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Buyer 401(k) Plan”) for the benefit of each Transferred Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plan”).  As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k) of the Code, make distributions available to Transferred Employees, and the Buyer 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by the Transferred Employee.

Section 9.09. Termination of Service.  Buyer and its Affiliates shall be solely responsible for any severance, termination indemnity, redundancy or other Liabilities in respect of any Business Employee who does not become an employee of Buyer or its Affiliates because such Business Employee does not receive an offer of employment pursuant to this Article 9, or such Business Employee rejects or does not accept an offer of employment that does not comply with this Article 9.  To the extent that Seller or its Affiliates become liable for, or are legally required to make, any such severance, redundancy, termination indemnity or other termination payments, contributions or benefits to any Business Employee, Buyer shall, or shall cause its Affiliates to, reimburse Seller, as soon as practicable but in any event within thirty (30) days of receipt from Seller of an invoice, for all payments, costs and expenses actually paid by Seller or its Affiliates, including any employment, social security or other Taxes or any employer contributions.  Buyer and Seller shall cooperate in good faith to determine whether any notification may be required under the WARN Act applicable to any Business Employee, provided that Buyer and its Affiliates shall be solely responsible for any liabilities arising under the WARN Act as a result of its termination of employment of any Transferred Employee.

Section 9.10. No Amendment; No Third-Party Beneficiaries.  Nothing in this Agreement shall (a) be treated as an amendment of, or undertaking to amend, any benefit or compensation plan or program of Buyer, Seller or any of their respective Affiliates, or limit their ability to amend or terminate any benefit or compensation plan or program, (b) obligate Buyer, Seller or any of their respective Affiliates to retain the employment or services of any particular employee, including any Business Employee, or obligate Buyer, Seller or any of their respective Affiliates to provide payments or benefits to any Business Employee or (c) confer any rights, benefits or remedies on any person, including any Business Employee or Transferred Employee, other than the Parties to this Agreement.  The employment of all Transferred Employees is “at will”.  Except as provided in this Article 9, nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

Section 9.11. W-2 Reporting. Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing an IRS Form W-2 with respect to any Transferred Employee, and (iii) Buyer will undertake to file (or cause to be filed) an IRS Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Transferred Employees are employed by Buyer that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller.

ARTICLE 10.
Conditions to Closing

Section 10.01. Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or waiver by each of Buyer and Seller, to the extent permitted by applicable Law) of the following conditions:

(a)           No Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any order, injunction or decree which is in effect, and no applicable Law shall be in effect, that has the effect of making the transactions contemplated by this Agreement illegal, or otherwise prohibits consummation of the Transaction.

(b)          (i) The waiting period, if and as applicable to the consummation of the Transaction under the HSR Act, shall have expired or been terminated (“HSR Clearance”) and (ii) any applicable waiting period, clearance or affirmative approval of any Governmental Entity or other condition set forth on Section 10.01(b)(ii) of the Seller Disclosure Schedules shall have been obtained and any mandatory waiting period related thereto shall have expired.

Section 10.02. Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver by Buyer, to the extent permitted by applicable Law, of the following further conditions:

(a)          The representations and warranties of Seller contained in (i) Section 3.02, Section 3.03, Section 3.04, Section 3.07 and Section 3.16 shall be true and correct, in all material respects, as of the Closing Date as if made as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct, in all material respects, as of such specific date); (ii) the representations and warranties of Seller contained in Section 3.13(b) shall be true and correct as of the Closing Date as if made as of such date and (iii) any other Section of Article 3 shall be true and correct as of the Closing Date as if made as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such specific date), except as would not have, individually or in the aggregate, a Business Material Adverse Effect.

(b)           Seller shall have performed in all material respects its covenants and agreements hereunder required to be performed by it on or prior to the Closing Date.

(c)           Buyer shall have received a certificate signed by any executive officer of Seller to the effect that the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

Section 10.03. Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver by Seller, to the extent permitted by applicable Law, of the following further conditions:

(a)          The representations and warranties of Buyer contained in (i) Section 4.01, Section 4.02, Section 4.03 and Section 4.08 shall be true and correct, in all material respects, as of Closing Date as if made as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct, in all material respects, as of such specific date) and (ii) any other Section of Article 4 shall be true and correct as of the Closing Date as if made as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such specific date), except as would not, individually or in the aggregate, materially impair or delay the ability of Buyer to perform its obligations under this Agreement and any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.

(b)           Buyer shall have performed in all material respects its covenants and agreements hereunder required to be performed by it on or prior to the Closing Date.

(c)          Seller shall have received a certificate signed by any executive officer of Buyer to the effect that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

Section 10.04. Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 10 if such failure was caused by such Party’s failure to comply with any material provision of this Agreement or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 7.01.

ARTICLE 11.
Termination

Section 11.01. Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written agreement of Seller and Buyer;

(b)           by either Seller or Buyer, if the Closing shall not have been consummated on or before twelve (12) months from the date hereof (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose failure to perform any material covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)          by either Seller or Buyer, if any order, injunction or decree of any Government Entity having competent jurisdiction enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available to any Party whose failure to perform any material covenant or agreement under this Agreement has been the cause of, or resulted in, the issuance of such order, injunction or decree;

(d)           by Seller, if Buyer shall have breached any of its representations or warranties contained in this Agreement or Buyer shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such breaches or failures (A) would give rise to the failure of a condition set forth in Section 10.03(a) or Section 10.03(b) and (B) (x) cannot be cured prior to the Outside Date or (y) have not been cured prior to the date that is thirty (30) days from the date that Seller notifies Buyer of any such breach; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 11.01(d) if Seller has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement; or

(e)           by Buyer, if Seller shall have breached any of its representations or warranties contained in this Agreement or Seller shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such breaches or failures (A) would give rise to the failure of a condition set forth in Section 10.02(a) or Section 10.02(b) and (B) (x) cannot be cured prior to the Outside Date or (y) have not been cured prior to the date that is thirty (30) days from the date that Buyer notifies Seller of any such breach; provided that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 11.01(e) if Buyer has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 11.02. Effect of Termination.  If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, directors, officers or employees; provided that (i) nothing herein shall relieve any Party from any Liability for any willful and material breach of this Agreement and (ii) the provisions of Section 7.05, this Section 11.02 and Article 13 shall survive any termination hereof pursuant to Section 11.01.

Section 11.03. Notice of Termination.  In the event of termination by Seller or Buyer pursuant to Section 11.01, written notice of such termination shall be given by the terminating Party to the other Party pursuant to Section 13.01.

ARTICLE 12.
Survival; Indemnification

Section 12.01. Survival.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing; provided that the representations and warranties contained in Section 3.02, Section 3.03, Section 3.04, Section 3.07, Section 3.09, Section 3.16, Section 4.01, Section 4.02, Section 4.03 and Section 4.08 (the “Fundamental Representations”)  shall survive until the date that is three (3) years after the Closing Date. The covenants and agreements of the Parties contained in this Agreement that are by their terms to be performed prior to the Closing shall survive the Closing until the date that is fifteen (15) months after the Closing.  The covenants and agreements contained in this Agreement that are by their terms to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their terms.

Section 12.02. Indemnification.

(a)           From and after the Closing, Seller shall indemnify Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damages, losses and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses related thereto (“Damages”), actually suffered by a Buyer Indemnified Party to the extent arising out of:

(i)         any breach of a representation or warranty in Article 3, in each case as of the Closing Date as if made as of such date (except for representations and warranties that are made as of a specific date, in which case as of such specific date) by Seller;

(ii)         any breach of a covenant or agreement in this Agreement to be performed by Seller; or

(iii)        the Excluded Liabilities;

provided that in the case of the foregoing clause (i), other than in the case of any of the Fundamental Representations of Seller:

(A)        Seller shall not be liable unless and until the aggregate amount of Damages suffered by Buyer Indemnified Parties exceeds $1,300,000 (the “Basket”), and then only to the extent of such excess; and

(B)          the aggregate Liability of Seller shall not exceed $13,000,000 (the “Cap”).

(b)          From and after the Closing, Buyer shall indemnify Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages actually suffered by a Seller Indemnified Party to the extent arising out of:

(i)         any breach of a representation or warranty in Article 4, in each case as of the Closing Date as if made as of such date (except for representations and warranties that are made as of a specific date, in which case as of such specific date) by Buyer;

(ii)         any breach of a covenant or agreement in this Agreement to be performed by Buyer; or

(iii)        the Assumed Liabilities;

provided that in the case of the foregoing clause (i), other than in the case of the Fundamental Representations of Buyer:

(A)        Buyer shall not be liable unless and until the aggregate amount of Damages suffered by Seller Indemnified Parties exceeds the Basket, and then only to the extent of such excess; and

(B)          the aggregate Liability of Buyer shall not exceed the Cap.

(c)         Notwithstanding anything contained herein to the contrary, (i) neither Party shall be liable in respect of any indemnification obligation under this Article 12 for Damages attributable to any claim or series of related claims that does not exceed $25,000 (but such amounts shall be counted towards the Basket) and (ii) the aggregate Liability of each of (A) Seller under Section 12.02(a)(i) and Section 12.02(a)(ii) (as it relates to breaches of covenants or agreements in this Agreement that are by their terms to be performed prior to the Closing) and (B) Buyer under Section 12.02(b)(i) and Section 12.02(b)(ii) (as it relates to breaches of covenants or agreements in this Agreement that are by their terms to be performed prior to the Closing), shall not exceed the Closing Purchase Price.

Section 12.03. Third-Party Claim Procedures.

(a)           The Party seeking indemnification under Section 12.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure shall have actually prejudiced the Indemnifying Party.

(b)           Except as provided below, the Indemnifying Party may, at its option, assume the control and defense of such Third-Party Claim and select counsel for such defense at its expense.  Notwithstanding the foregoing, unless otherwise agreed to in writing by the Indemnified Party, the Indemnifying Party shall not be entitled to assume control of such defense if the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

(c)          If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third-Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party (other than customary confidentiality obligations) and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose (and the fees and expenses of such separate counsel shall be paid by the Indemnified Party).  Notwithstanding the foregoing, the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party’s counsel if (i) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnifying Party or (ii) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest absent representation by the Indemnified Party by its own counsel (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel).

(d)          Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)         Notwithstanding anything herein to the contrary, the above provisions of this Section 12.03 (other than Section 12.03(a)) shall not apply with respect to any Third-Party Claim with respect to Taxes (which shall be governed by the following procedures).  Each Party shall have the exclusive right to control and conduct any Third-Party Claim in respect of Taxes of or imposed on such Party or any of its Affiliates; provided that if a Third-Party Claim includes or would reasonably be expected to include both a claim in respect of Assumed Tax Liabilities and a claim for Taxes that are not Assumed Tax Liabilities, and such claims are not separable, Seller (if the claim for Taxes that are not Assumed Tax Liabilities exceeds or reasonably would be expected to exceed in amount the claim for Taxes that are Assumed Tax Liabilities) or otherwise Buyer (Seller or Buyer, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a “Tax Claim”); provided, however, that the Controlling Party shall not settle such Tax Claim without the prior written consent of the other Party (the “Non-Controlling Party”) (which consent shall not be unreasonably withheld, conditioned or delayed).  The reasonable costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned among Seller, on the one hand, and Buyer, on the other hand, based on the relative amounts of the Tax Claim that are not Assumed Tax Liabilities and that are Assumed Tax Liabilities.  Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Proceeding with respect to any Tax Return of (i) Seller or any of its Affiliates or (ii) a consolidated, combined or unitary group that includes Seller or any of its Affiliates.

Section 12.04. Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 12.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure shall have actually prejudiced the Indemnifying Party.

Section 12.05. Calculation of Damages; Limitation of Liability.

(a)          The amount of any Damages payable under Section 12.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any deductible or any expenses incurred in securing such recovery).  The Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under this Article 12.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any deductible or expenses incurred by such Indemnified Party in collecting such amount.

(b)          Buyer and Seller shall cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to indemnify the other Party pursuant to this Article 12. Any Indemnified Party shall use its commercially reasonable efforts to mitigate its Damages with respect to any such claim or Liability, whether by seeking to collect any amounts available by a third party, under insurance coverage or otherwise.

(c)          No Party shall have any Liability under this Agreement (including under this Article 12) or otherwise for any consequential, indirect, special, exemplary or punitive damages or damages relating to lost or anticipated revenues or profits, other than to the extent awarded to a third party in a final judgment against an Indemnified Party.

Section 12.06. Subrogation.  The Indemnifying Party shall be subrogated to any claims, rights or remedies of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Article 12.  The Indemnified Party shall assign such of its rights to proceed against such other Person as are necessary to permit the Indemnifying Party to recover from such other Person the amount of such payment and otherwise cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against such other Person.

Section 12.07. Exclusivity.  Except for the Parties’ right to seek and obtain any equitable relief pursuant to Section 13.11, Buyer and Seller acknowledge and agree that, except with respect to claims under any Ancillary Agreement (which shall be governed exclusively by such Ancillary Agreement), following the Closing, the indemnification provisions of this Article 12 shall be the sole and exclusive remedies of Buyer and Seller (and the Buyer Indemnified Parties and Seller Indemnified Parties, respectively) for any Liabilities (including any Liabilities from claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any of them may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated hereby, including any breach of any representation or warranty in this Agreement by any party or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, except for Fraud.  Without limiting the generality of the foregoing, Buyer hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

ARTICLE 13.
Miscellaneous

Section 13.01. Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including by email) and shall be given,

if to Buyer to:

Fifth Third Bank, National Association
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attn: Emily C. Rotella, Esq.
Associate General Counsel
Telephone: [***]
Email: [***]

with a copy (which copy shall not constitute notice) to:

Alston & Bird
90 Park Avenue
New York, New York 10016
Attention: James H. Sullivan
E-mail: james.sullivan@alston.com

if to Seller to:

Mechanics Bank
1111 Civic Drive, Suite 290
Walnut Creek, CA 94596
Attention: Glenn Shrader
Email: [***]

with a copy (which copy shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  Jacob A. Kling; Eric M. Feinstein
Email:  JAKling@WLRK.com; EMFeinstein@WLRK.com

or such other address as such Party may hereafter specify for the purpose by notice to the other Party.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (in the case of email, provided that no “error” message or other notification of non-delivery is generated) in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02. Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.03. Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, except that all filing and other fees, costs and expenses paid to (or at the direction of) Governmental Authorities in respect of all forms, registrations, Filings and notices required to be filed or Approvals to be obtained to satisfy the conditions precedent to this Agreement (including those set forth in Section 10.01(b)) and to consummate the Transaction and the other transactions contemplated by this Agreement shall in each case be borne by Buyer, and Buyer shall promptly reimburse Seller in respect of the same.

Section 13.04. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns subject to the following sentence.  No Party may assign any of its rights or obligations under this Agreement without the consent of each other Party, except that a Party may assign any of its rights and delegate any of its obligations under this Agreement in connection with the sale of all or substantially all of the assets of a Party, or to the acquiror, counterparty or surviving entity of any merger, consolidation, exchange or business combination transaction involving any such Party; provided that no such assignment or delegation will relieve any such Party (or the surviving entity) from any of its obligations hereunder.

Section 13.05. Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.06. Jurisdiction.  Each of the Parties irrevocably (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County (the “Chosen Courts”), in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Courts; (c) waives any objection to the laying of venue of any Proceeding relating to this Agreement or the transactions contemplated hereby in such Chosen Courts; (d) waives and agrees not to plead or claim in any such Chosen Courts that any Proceeding relating to this Agreement or the transactions contemplated hereby brought in any such Chosen Courts has been brought in an inconvenient forum; and (e) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts.  Each party agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 13.01.

Section 13.07. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08. Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Other than Article 12, which is intended to benefit and to be enforceable by the respective indemnified parties specified therein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 13.09. Entire Agreement.  This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 13.10. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Government Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.11. Specific Performance.  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or agreements set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.  The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.

Section 13.12. Interpretation; Absence of Presumption.  It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement.  Nothing herein (including the Seller Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and any Ancillary Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and any Ancillary Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and any Ancillary Agreement; (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; (o) to the extent that this Agreement or any Ancillary Agreement requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action; (p) unless otherwise indicated to the contrary herein, amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; (q) the phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”; and (r) the phrases “made available,” “have provided,” “disclosed” and phrases of similar import as used in Article 3 shall mean, with respect to any information, document or other material, that such information, document or material was made available by Seller or any of its Representatives, including in the virtual data room hosted by Intralinks and established in connection with the Transaction, at least one (1) day prior to the date of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MECHANICS BANK

By:	/s/ C.J. Johnson
Name:	C.J. Johnson
Title:	President and Chief Executive Officer

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ John Hein
Name:	John Hein
Title:	SVP, Head of Commercial Real Estate

[Signature Page to Asset Purchase Agreement]